As filed with the Securities and Exchange Commission on November 10, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Zoetis Inc.
(Exact name of registrant as specified in its charter)

Delaware	46-0696167
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 Campus Drive Florham Park, New Jersey	07932
(Address of Principal Executive Offices)	(Zip Code)
Zoetis Equity Deferral Plan
(Full title of the plan)

Juan Ramón Alaix
Chief Executive Officer
Zoetis Inc.
100 Campus Drive
Florham Park, New Jersey 07932
(Name and address of agent for service)
(973) 822-7000
(Telephone number, including area code, of agent for service)
Copy to: Gary J. Simon Hughes Hubbard & Reed LLP One Battery Park Plaza New York, New York 10004 (212) 837-6000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations (1)	$70,000,000	100%	$70,000,000 (2)	$8,134

(1)	The Deferred Compensation Obligations are unsecured obligations to pay deferred compensation in the future with respect to the Zoetis Equity Deferral Plan.

(2)	Calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee.

PART I
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*
The documents containing the information specified in Part I of Form S-8 will be sent or delivered to participants in the Zoetis Equity Deferral Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Zoetis Inc. (the “Company”) is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the SEC. The following documents, which are on file with the SEC, are incorporated in this registration statement by reference:
(a)     the Company’s Annual Report on Form 10-K for the year ended December 31, 2013;
(b)    the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 30, June 29, and September 28, 2014; and
(c)    the Company’s Current Reports on Form 8-K filed February 20, March 4, April 22, May 13, August 14, September 15, and October 2, 2014.
In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered in this registration statement have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents with the SEC. Unless expressly incorporated into this registration statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this registration statement.
Any statement contained in this registration statement or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in a subsequently filed document that also is incorporated by reference modifies or supersedes such prior statement.
Item 4. Description of Securities.
The Zoetis Equity Deferral Plan (the “Plan”) is a nonqualified deferred compensation plan under which eligible employees may elect to defer some or all of their Restricted Stock Unit Awards and/or Performance Awards granted under the Zoetis Inc. 2013 Equity and Incentive Plan (the “Equity Plan”). Eligible employees are the Company’s executive officers and other management or highly compensated employees selected by the Compensation Committee of the Board of Directors.
Deferral elections with respect to Restricted Stock Unit Awards must be made in the calendar year before the year in which the award is granted, and deferral elections with respect to Performance Awards must be made at least 12 months before the end of the applicable performance period for the award. In each case, the deferral election must be stated as either 25%, 50%, 75%, or 100% of the share units to be granted (in the case of Restricted Stock Unit Awards) or to be earned (in the case of Performance Awards). The Compensation Committee may require the deferral election to be made at an earlier time and may provide that deferral elections are not available for one or more Performance Awards.

Deferred amounts are credited to a participant’s account under the Plan in the form of deferred stock units, with each such unit equivalent to one share of the Company’s Common Stock. Deferred amounts are not credited under the Plan until the date the shares underlying the Restricted Stock Unit Award or Performance Award would otherwise have been distributed under the Equity Plan. Prior to such crediting under the Plan, the awards remain subject to all terms and conditions of the Equity Plan and applicable award agreement (including vesting conditions and rights to dividend equivalents) except that the provisions regarding distribution and settlement of such awards will be governed by the Equity Deferral Plan. Deferred stock units credited under the Plan will be credited with dividend equivalents, which will be credited as additional deferred stock units, and will be subject to the same adjustment provisions in the event of changes in capitalization as are provided for under the Equity Plan.
At the time of making a deferral election with respect to a particular award, the participant may also elect the distribution schedule with respect to that award. Participants can elect to receive distributions as a lump sum or in two to twenty annual installments, with the lump sum or first installment paid in the January following termination of service. Any participant who does not make a distribution election with respect to an award will receive a lump sum distribution with respect to that award. The Plan provides for distribution of a participant’s benefit in a lump sum, regardless of a prior election to receive annual installments, upon a participant’s death or disability (as defined in the Plan) prior to the date his or her entire benefit has been distributed.
Unless the Compensation Committee determines otherwise, distributions from the Plan will be made in the form of Common Stock, with one share being distributed for each whole deferred stock unit subject to the distribution and fractional deferred stock units paid in cash. The shares of Common Stock distributed will be issued pursuant to, and subject to the additional terms and conditions described in, the Equity Plan.
The deferred compensation obligations under the Plan are general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan. No funds have been set aside from the Company’s general assets to cover its obligations under the Plan. Participants will be unsecured general creditors of the Company with respect to all deferred compensation obligations owed to them under the Plan. Any successor to the Company is required to assume the Company’s obligations under the Plan.
A participant’s rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. The Board of Directors or its authorized designee has the right to amend, suspend, or terminate the Plan at any time, provided that, in general, no amendment or termination shall, without the consent of a participant, adversely affect the amount of the participant’s benefits in his or her account as of the date of such action.
The foregoing description of the Zoetis Equity Deferral Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Zoetis Equity Deferral Plan, a copy of which is filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the period ending September 28, 2014, and is incorporated herein by reference.

Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation or having served at the request of the corporation, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of actions brought by or in the right of the corporation, no indemnification is permitted with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors, or otherwise. The Company’s certificate of incorporation and by-laws provide for indemnification by the Company of its directors and officers to the fullest extent authorized or permitted by law.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or (4) for any transaction from which the director derived an improper personal benefit. The Company’s certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the Delaware General Corporation Law.
The Company has entered into indemnification agreements with its directors and executive officers which require it, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as a director or officer and to advance to them expenses, subject to reimbursement to the Company if it is determined that they are not entitled to indemnification.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Florham Park, Morris County, State of New Jersey, on the 10th day of November 2014.

Zoetis Inc.

By:	/s/ Juan Ramón Alaix
Name:	Juan Ramón Alaix
Title:	Chief Executive Officer and Director
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Juan Ramón Alaix	Chief Executive Officer and Director (Principal Executive Officer)	November 10, 2014
Juan Ramón Alaix

/s/ Paul S. Herendeen	Executive Vice President and Chief Financial Officer	November 10, 2014
Paul S. Herendeen	(Principal Financial Officer and Principal Accounting Officer)

*		November 10, 2014
Michael B. McCallister

*		November 10, 2014
Frank A. D’Amelio

*		November 10, 2014
Sanjay Khosla

*		November 10, 2014
Gregory Norden

*		November 10, 2014
Louise M. Parent

*		November 10, 2014
Willie M. Reed

*		November 10, 2014
Robert W. Scully

*		November 10, 2014
William C. Steere, Jr.

*By: /s/ Heidi C. Chen
as authorized by Power of Attorney filed
as Exhibit 24.1 to this Registration Statement

INDEX OF EXHIBITS

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of the Company effective as of May 13, 2014 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on August 12, 2014)

3.2	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s 2012 Annual Report on Form 10-K filed on March 28, 2013)

5.1	Opinion of Hughes Hubbard & Reed LLP

10.1	Zoetis Equity Deferral Plan (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed on November 10, 2014)

23.1	Consent of KPMG LLP

23.2	KPMG LLP Letter Regarding Unaudited Interim Financial Information

23.3	Consent of Hughes Hubbard & Reed LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney